Exhibit 99.2

ALLIANCE SEMICONDUCTOR CORPORATION

INVESTOR CONFERENCE CALL, AUGUST 18, 2006

Opening Remarks

Bryant Riley:

Introduction

Good morning. I am Bryant Riley, Chairman of the Board of Directors of Alliance Semiconductor Corporation, and I will be conducting this call. I am joined by Mel Keating, Alliance’s President and Chief Executive Officer and Karl Moeller, our Interim Chief Financial Officer. I welcome all of our stockholders who are joining us this morning. First, I would like to report to the stockholders on some of the recent activities of the Company, including the sale of much of the Company’s operating business, and provide an update on the direction of the Company going forward. After I conclude, there will be an opportunity for stockholders to ask questions of myself and the Company’s management. Your management and Board of Directors have been working very hard since we arrived in October, 2005. Our communications with you have been limited to the annual shareholders meeting and to our various 8K filings. We have now made sufficient progress that we are holding this interactive call.

I do need to point out that my statements, and some of the answers to questions, may involve "forward-looking statements" regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We encourage you to read the important risk factors described in our public filings with the U.S. Securities and Exchange Commission that could cause actual results or outcomes for Alliance to differ materially from those discussed in forward-looking statements.

Recent Events – Sale of Operating Businesses

Since the current board members began serving as directors in October 2005, one of our primary objectives has been to evaluate the Company’s operating businesses and assets with the objective of returning value to the stockholders. I should explain the process we went through to reach where we are today. We evaluated each business unit and eventually concluded in all cases that we would attempt to sell each unit. If we had failed to receive adequate or timely offers for the units, we were prepared to shut them all down. Speed was critical, as we knew we needed to stop the bleeding. Our task was complicated by the fact pattern we inherited: no cutting edge technology; limited product planning from Santa Clara; unfocused strategy at the corporate level and no significant commercially viable product pipeline.

Consistent with the board’s decision to evaluate whether to retain or dispose of the Company’s operating units, in March 2006 the Company entered into a plan to dispose of them. Between April and June 2006, we entered into separate definitive asset purchase agreements to sell substantially all the assets of each of the Company’s primary operating businesses: the Systems Solutions business unit, the Analog and Mixed Signal business unit and the Memory business unit. Those sales have been substantially completed, though certain assets in India will be transferred after the clearance of such assets from customs bonding. We have received approximately $14.2 million to date in the sales, will receive an additional $0.5 million when certain assets in India are transferred, and there is an additional $2.3 million in escrow which may be received over the next nine to twelve months.

The sales of our operating business units are significant not only for the cash that they generated, but because they ended years of losses generated by the semiconductor manufacturing operations that occurred prior to the term of the current board. I want to add that in connection with these asset sales, most of our employees have found new homes with the purchasers of our respective business units. One of our goals was to try to accomplish the sales or wind downs in a humanitarian way, meaning, if we could preserve jobs while maximizing proceeds to Alliance; that would represent our preferred outcome. I am pleased to report that we were able to do so to a large extent. In the business unit sales, every employee except one was offered a position by the buyers.

We have worked hard to cut costs. In October, 2005, Alliance had 240 employees. Today we have 20. In connection with selling our operating businesses, in July we moved into a smaller corporate headquarters located in Santa Clara, California, further reducing our expenses. The all-in cost of the lease we inherited in Santa Clara was $200,000/month. Today, our headquarters occupancy cost is less than $15,000/month and it will step down further to under $12,000/month on September 1, 2006. Another way we have reduced costs is by changing the general manager of our Alliance venture management funds. In addition to reducing conflicts of interest, this reduced management fees significantly. Under the revised management arrangement, we will pay the manager of the partnerships $300,000 per year plus a 2% success fee. The prior arrangement, which Alliance disputed, involved a claim for $5 million and a 15% success fee.

We also are in the process of selling a parcel of real estate located outside of Hyderabad, India. Bids began at $1,000,000. We are now under contract to sell the land for over $3,100,000. We are holding a $250,000 non-refundable deposit, and anticipate closing as soon as the Urban Land department finalizes its paperwork and approves the sale.

Tower Shares

We have continued the gradual sales of Tower Semiconductor shares. We still own over 10,000,000 shares and plan to prudently liquefy this investment over time. I note that in January of this year, we invested $3.3 million in Tower Debentures, which could be converted to approximately 3 million registered shares of Tower stock.  We have sold approximately 2.1 million of those shares for $3.4 million, and hold approximately 900,000 shares which have a current market value of $1.3 million.

In addition, the Company’s Board has approved a plan to explore the sale of the Company’s significant venture capital fund holdings. I will discuss this in more detail in a minute.

We recently announced the settlement of a technology misappropriation claim that was originally filed against us in 1985. The settlement, pursuant to which we made a cash payment of $3.5 million in exchange for full settlement of all proceedings and a mutual general release of all claims, ended the continued expense of protracted proceedings. Although we felt the claim was without merit, the settlement was more cost-effective than an eventual win in court, without any uncertainty. The one significant legal dispute that remains outstanding relates to an audit by the IRS for fiscal years 1999 to 2002, which we will discuss later.

Sale of Venture Funds

As you all know, we own a significant portfolio of investments in various stage technology companies. Working with Needham and Co, this week we commenced marketing the portfolio. A significant level of interest seems to exist. We have distributed marketing materials to 26 pre-qualified bidders and anticipate a vigorous contest to acquire these assets. However, it is possible, due to many different factors, that we receive no offers or that the offers we do receive do not meet our expectations or are structured in an unacceptable manner. The investments are held in five separate partnerships, all of which we control. To date, we have not received offers with a proposed valuation of the funds, because the process has just begun. As a reference point, during the proxy contest of 2005, the challenging slate of directors of which I was a part estimated that the Company’s venture funds might be valued at $90 million or more, and the Company’s then current management estimated a valuation closer to $100 million. Last fall prior management received informal indications of interest that were both above and below these levels. Of course, the value of venture capital investments is subject to wide swings given the volatile nature of the early-stage companies in which they have invested. We cannot currently estimate the value of the investments, but we note that, if the partnerships were valued at a net amount of $90 million, that would represent approximately $2.53 per share, and each additional $10 million in net value would represent an additional $0.28 per share.

Although we are exploring the market for potential purchasers of these funds, I need to emphasize that several possibilities exist at this time. We may decide to hold the assets if attractive transactions are not presented in a timely manner. We may sell only a portion of our interest in the funds, keeping a portion of our interest to maintain stability in the funds. In the event that we sell all or a portion of these funds, we may propose to distribute the proceeds to stockholders and move towards a liquidation of the Company. In addition, if we sell our interest in the funds, we may propose to re-invest the proceeds in another operating company, possibly making use of some of the net operating losses generated in the past. If we decide to sell the portfolio, we contemplate holding a special meeting to seek the approval of the stockholders for the sale.

IRS Matter

As mentioned earlier, Alliance is currently the subject of an audit by the Internal Revenue Service with respect to fiscal and tax years 1999 through 2002. For those years under review we received tax refunds of approximately $32.3 million. At this stage of the audit, the IRS has informed us that there is a high likelihood that certain positions we have taken may be disallowed. We have filed a petition in the U.S. tax court seeking a resolution of this dispute. We cannot determine at this stage what effect the resolution of this matter will have on our financial condition, including our liquidity. Our counsel advises that the tax filings were proper and that our position is strong. We are carrying a $35 million provision on our balance sheet, conservatively reflecting the full amount the IRS seeks to disallow and collect. If we were ultimately to lose this case, significant penalties and interest would be added to that amount. In other words, we believe our exposure is somewhere between zero and $45 million.

Potential De-Listing from NASDAQ

As you may be aware, at the end of June we were notified by NASDAQ that our stock was subject to de-listing because our report on Form 10-K had not been filed as of its due date. Delisting was stayed pending a hearing we requested with the NASDAQ. When this problem, which related to our change of accountants and to personnel turnover, was cured by the filing of the Form 10-K, NASDAQ advised us that we are still subject to the de-listing of our stock on the basis that our asset sales left us as a public shell. We attended a hearing with NASDAQ yesterday where we disputed this conclusion, pointing out that we continue to manage the AVM partnerships, and that if we do decide to sell those investments we still have the option to acquire an operating business. Until we know the extent of market interest in our venture portfolio, we are not in a position to decide whether acquiring another business makes sense. We have requested a delay in the delisting of our stock until we can conclude our process and determine the Company’s course of action. I do want to emphasize, as previously mentioned, that we will seek stockholder approval before any sale of the portfolio. The hearing with NASDAQ was only yesterday, so we do not yet know how the NASDAQ hearing panel will respond to our position and request. It is likely that the hearing panel will take 30 days or more to make a determination. If following resolution by the hearing panel our common stock is no longer listed, we expect to seek one or more market makers in the over-the-counter or pink sheet markets.

Proposed Stock Repurchase

Your board of directors wants to provide stockholders who seek liquidity a method to achieve it. For this reason, we have decided to use up to $30 million to repurchase stock in a “modified Dutch Auction” tender offer. We expect to buy at a minimum price of $2.75 per share and a maximum price of $3.00 per share in an offer that we hope will formally commence next week. If we were to purchase 10,000,000 shares @ $3.00 each (total of $30 million), that would represent 28.1% of shares outstanding. If we were to purchase 10,909,000 shares @ $2.75 (total of $30 million), that would represent 30.7% of outstanding shares. The offer will be made only by a formal offering document that complies with the relevant SEC rules, so my mentioning it now is not an offer, and no one should take any action until a formal tender offer can commence.

Open up Floor for Q&A

I would now like to provide the stockholders the opportunity to ask questions. Please note that, on the advice of our counsel, we will not be taking questions on the amount which might be realized from the potential sale of the Company’s venture fund assets or the ongoing IRS audit. I have already conveyed as much information on these topics as is possible at this time.

Forward-Looking Statements

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for the Company or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the semiconductor and communications industries; our ability to sustain historical margins; increased competition; increased costs; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.